EXHIBIT 5.1

August 29, 2007

Gol Finance

Rua Gomes de Carvalho 1629

Vila Olímpia

São Paulo, SP 04547-006

Brazil

Gol Linhas Aéreas Inteligentes S.A.

Rua Gomes de Carvalho 1629

Vila Olímpia

São Paulo, SP 04547-006

Brazil

Ladies and Gentlemen:

We have acted as counsel to Gol Finance, a Cayman Islands limited liability company (the “Company”), and Gol Linhas Aéreas Inteligentes S.A. and Gol Transportes Aéreos S.A, each a sociedade anônima organized under the laws of the Federative Republic of Brazil (collectively, the “Guarantors”), in connection with the registration statement (the “Registration Statement”), filed by the Company and the Guarantors on Form F-4 relating to the Company’s offer (the “Exchange Offer”) to exchange its 7.50% Senior Notes due 2017 (the “New Notes”) for any and all of its outstanding 7.50% Senior Notes due 2017 (the “Old Notes”). The Old Notes were issued and the New Notes are to be issued pursuant to the provisions of an Indenture, dated as of March 22, 2007, among the Company, the Guarantors, The Bank of New York (the “Trustee”) and other parties thereto (the “Indenture”). The Company’s payment obligations under the New Notes will be guaranteed (the “Guarantee”) under the Indenture.

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering this opinion, we have assumed:

(a) the Indenture has been duly authorized, executed and delivered by the Company in accordance with Cayman Islands law;

(b) the Indenture has been duly authorized, executed and delivered by the Guarantors under Brazilian law;

(c) the legality as a matter of Cayman Islands law of the issuance by the Company of the New Notes;

(d) the legality as a matter of Brazilian law of the issuance by the Guarantors of the Guarantees; and

(e) that each of the Company, the Guarantors and the Trustee has full power, authority and legal right to enter into and perform its obligations under the Indenture.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The New Notes, when duly authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial action giving effect to governmental action or foreign laws affecting creditors’ rights and (iii) equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

2. When the New Notes are duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, the Guarantees of the Guarantors will be a valid and binding obligation of the Guarantors enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

Gol Finance Page 2	August 29, 2007

We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Validity of the Exchange Notes” in the Prospectus contained in such Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

Very truly yours,

/s/ SHEARMAN & STERLING LLP
Shearman & Sterling LLP